EXHIBIT 5.1

                         ELLENOFF GROSSMAN & SCHOLE LLP


                                                                   June 13, 2005


Conversion Services International, Inc.
100 Eagle Rock Avenue
East Hanover, New Jersey 07936

Ladies and Gentlemen:


      We have acted as counsel for Conversion Services International, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 144,855,320 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), that are issued and outstanding, or that may be issuable upon conversion of certain notes and the exercise of warrants.


      It is our opinion that the Common Stock currently outstanding that are being registered, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable. In addition, the Common Stock being registered to be issued upon conversion of certain notes and the exercise of certain warrants, when issued and paid for in accordance with the terms of the notes and warrants and when sold in the manner and for the consideration comtemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."



                                         Very truly yours,

                                         By: /s/ Ellenoff Grossman & Schole LLP
                                           -------------------------------------
                                           Ellenoff Grossman & Schole LLP